Exhibit 23.1

Consent of Independent Auditors

We consent to the inclusion in this Current Report on Form 8-K/A (Amendment No. 1) of Fidelity D & D Bancorp, Inc. of our report dated March 25, 2020, relating to the consolidated financial statements of MNB Corporation and Subsidiary as of and for the years ended December 31, 2019 and 2018.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania

July 10, 2020